Exhibit 10.5

161 First Street | Cambridge, MA 02142 | 617-945-9626 | www.sereshealth.com

April 23, 2014

BY EMAIL

Roger Pomerantz

Re:	Employment Agreement

Dear Dr. Pomerantz:

This letter agreement (the “Agreement”) confirms the terms and conditions of your employment with Seres Health, Inc. (the “Company”):

1. Position. You will serve as the Company’s President and Chief Executive Officer (the “CEO”) and report to the Company’s Board of Directors (the “Board”). This is a full-time employment position. In addition, you shall also continue to serve as Chairman of the Board. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) unless you first obtain the Board’s approval, provided that you may continue to serve on the advisory board of Novira Therapeutics, Inc. as well asthe board of directors of Contrafect Corporation, and you may hold the position as a Venture Partner at Flagship Ventures. You also may engage in religious, charitable and other community activities so long as such activities do not interfere or conflict with your obligations to the Company. Upon the ending of your employment, you shall immediately resign from the Board as well as from any other position(s) to which you were elected or appointed in connection with your position as CEO.

2. Start Date. Your employment with the Company will begin on June 1, 2014 unless another date is mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date.”

3. Salary. The Company will pay you a base salary at the rate of $425,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Upon the closing of a partnership with a pharmaceutical company valued at over $100,000,000 as determined by the Company’s Board of Directors, your salary will be increased to $475,000. Your base salary will be subject to periodic review and adjustments at the Company’s discretion.

4. Annual Bonus. You will be eligible to earn annual bonuses, each bonus targeted at amount equal 50% of the Base Salary you earn for the applicable bonus year. The bonus for the year in which the Qualified Financing occurs will be prorated based on the closing date. The actual amount of the bonus will be determined by the Board and/or the Compensation Committee of the Board (the “Compensation Committee”) in its/their discretion, based on its/their assessment of your performance and that of the Company against established goals. You must be employed on December 31 of each year to earn a bonus for that year and, if earned, the bonus will be paid no later than March 15 of the immediately following year, provided any bonus you earn shall be applied against the Note (as defined below) until the Note is paid in full.

161 First Street |	Cambridge, MA 02142	| 617-945-9626	| www.sereshealth.com

5. Equity. In recognition of your service as President and CEO, subject to Board approval, Seres Health will grant you a stock option to purchase an aggregate of 1,670,000 shares of the company’s common stock under the Seres Health 2012 Stock Incentive Plan, with an exercise price per share equal to the fair market value of the company’s common stock on the date of grant. Subject to your continuing service at each vesting date, these shares of stock will vest quarterly, over a four-year period, beginning June 1, 2014, subject to a one-year cliff. The option will be evidenced by and subject to the terms of an incentive stock option agreement to be entered into between you and Seres Health following the grant of such option by the Board. In consideration for your continuing work in your role as Chairman, the stock option to purchase an aggregate of 220,000 shares of the company’s common stock will continue to vest so long as you remain employed by the company. The total equity grant plus what you have already received, will total 1,890,000 representing 7.2% of the Company’s fully diluted outstanding capitalization after the currently contemplated Series B financing.

6. Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to accrue up to four (4) weeks of vacation per year. Accrued but unused vacation shall not be paid out upon termination of employment.

7. Reimbursement of Living and Relocation Expenses. You will work out of the Company’s offices in Cambridge, Massachusetts. It is understood that your primary residence is in Pennsylvania, and therefore, the Company shall reimburse you for reasonable out-of-pocket housing expenses associated with staying and working in Massachusetts. The Company will also reimburse you for reasonable expenses for coach travel to and from the Boston area. Any reimbursement under this paragraph will be conditioned on your providing adequate documentation of such expenses to the Company. It is expected that within one year of your start date, you will relocate your residence to the greater Boston area, at which point, the reimbursement of such housing and travel will terminate.

8. At-Will Employment; Accrued Obligations. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you your base salary plus any accrued but unused vacation through your last day of employment (the “Date of Termination”), and the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

9. Termination Benefits. In the event the Company terminates your employment for any reason, the Company shall pay you the Accrued Obligations. In addition, in the event that, within the six month period that immediately follows a Sale Event, the Company either (i) terminates your employment without Cause or (ii) you resign from your employment for Good Reason (all as defined below) and provided you enter into, do not revoke and comply with the terms of a separation agreement in a form provided by the Company which shall include a general release of claims against the Company and related persons and entities (the “Release”), the Company will provide you with the following “Termination Benefits”: (a) continuation of your base salary for the six (6) month period that immediately follows the Date of Termination (the “Salary Continuation Payments”); and (b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits

161 First Street |	Cambridge, MA 02142	| 617-945-9626	| www.sereshealth.com

shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is six (6) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and (c) any then unvested portion of the Equity Award shall become fully vested upon the Date of Termination. The Salary Continuation Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment is considered a separate payment. For the avoidance of doubt, in the event your employment is terminated for any reason prior to a Sale Event, you will be entitled to the Accrued Obligations but you will not be entitled to Termination Benefits.

10. Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s Employee Noncompetition, Nonsolicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit 1, the terms of which are incorporated by reference herein. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if were you to breach any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

11. Definitions. For purposes of this Agreement:

“Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to the Company or your willful failure to comply with lawful directives of the Board or written policies of the Company; (iii) breach by you of your representations, warranties, covenants and/or obligations under this Agreement (including the Restrictive Covenant Agreement); and/or (iv) material misconduct by you which seriously discredits or damages the Company or any of its affiliates.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; or (ii) a reduction in your base salary; or (iii) a requirement by the Company that you relocate your principal location of employment to a location that is more than fifty (50) miles of the Greater Boston area. “Good Reason Process” means that (i) you have reasonably determined in good faith that a Good Reason condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts,

161 First Street |	Cambridge, MA 02142	| 617-945-9626	| www.sereshealth.com

the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation involving the Company in which the shares of voting stock of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50 percent of the outstanding voting power of such surviving or resulting entity, (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

12. Taxes; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code.

161 First Street |	Cambridge, MA 02142	| 617-945-9626	| www.sereshealth.com

To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13. Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

14. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

15. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16. Other Terms. This offer is subject to background and reference checks that are satisfactory to the Company. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Please acknowledge, by signing below, that you have accepted this Agreement and return to me no later than May 5, 2014.

Very truly yours,

161 First Street |	Cambridge, MA 02142	| 617-945-9626	| www.sereshealth.com

By:	/s/ Noubar Afeyan
Noubar Afeyan
Member, Board of Directors

I have read and accept this employment offer:

/s/ Roger J. Pomerantz
Roger Pomerantz

Dated: 5/5/14